Exhibit 5.1

Dallas
Denver
Fort Lauderdale
Jacksonville
Las Vegas
Los Angeles
Madison
Miami
New York
Orlando
Tallahassee
Tampa
Tysons Corner
Washington, DC
West Palm Beach
One Southeast Third Avenue
25th Floor
Miami, Florida 33131-1714
www.akerman.com
305 374 5600 tel 305 374 5095 fax

July 13, 2010
The GEO Group, Inc.
One Park Place, Suite 700
621 Northwest 53rd Street
Boca Raton, FL 33487-8242
     RE: Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as counsel to The GEO Group, Inc. (the “Company”) in connection with the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the merger (the “Merger”) of GEO Acquisition III, Inc., a wholly owned subsidiary of the Company (the “Merger Sub”) with and into Cornell Companies, Inc. (“Cornell”), with Cornell surviving the merger and becoming a wholly owned subsidiary of the Company pursuant to the terms of the Agreement and Plan of Merger dated as of April 18, 2010, among the Company, Merger Sub and Cornell (the “Merger Agreement”). Such Registration Statement relates to the registration by the Company of 20,800,000 shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), together with the associated preferred share purchase rights for Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Rights”) issuable pursuant to the Rights Agreement, dated as of October 9, 2003, between the Company and EquiServe Trust Company, N.A., as rights agent. The 20,800,000 shares of Company Common Stock consist of the maximum number of shares of Company Common Stock issuable in connection with the Merger in exchange for shares of Cornell common stock (calculated as 16,000,000 shares of Cornell common stock, giving effect to all shares actually issued and outstanding, all shares issuable upon the exercise of any option, warrant, employee stock purchase right or other right to acquire Cornell common stock and all shares issuable upon the conversion or exchange of any security convertible into or exchangeable for shares of Cornell common stock) multiplied by the exchange ratio of 1.3 shares (the “Shares”). Prior to the occurrence of certain events, none of which has occurred as of the date of the Registration Statement, the Rights will not be exercisable or separable from the Company Common Stock.

The GEO Group, Inc.
July 13, 2010

In connection with the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.
In rendering this opinion we have assumed that prior to the issuance of any of the Shares or Rights (i) the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded, (ii) the shareholders of the Company will have approved the issuance of the Shares in connection with the transactions contemplated by the Merger Agreement, (iii) the stockholders of Cornell will have adopted the Merger Agreement, and (iv) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied and the transactions contemplated by the Merger Agreement will have been consummated in accordance with the terms of the Merger Agreement. Additionally, in rendering this opinion we have assumed that prior to the issuance of any of the Rights (i) the Rights shall have been duly issued in accordance with the terms of the Rights Agreement; and (ii) the Shares shall have been duly issued.
On the basis of the foregoing, we are of the opinion that the Shares and related Rights have been duly authorized, the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable shares of Company Common Stock and the related Rights when issued in accordance with the Rights Agreement will be validly issued preferred share purchase rights for Series A Junior Participating Preferred Stock.

The GEO Group, Inc.
July 13, 2010

The opinion expressed herein is limited to the federal securities laws of the United States of America and the corporate laws of the State of Florida and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “The Merger-Background of the Merger” and “Legal Matters” in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ AKERMAN SENTERFITT